UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 7, 2014

Cliffs Natural Resources Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Public Square, Suite 3300 Cleveland, Ohio		44114-2315
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code:
(216) 694-5700
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement
On October 7, 2014, Cliffs Natural Resources Inc. (the “Company”) entered into an agreement (the “Agreement”) with Casablanca Capital LP (“Casablanca”) pursuant to which, among other things, Casablanca agreed to certain standstill, voting and other obligations and commitments and the Company agreed to reimburse Casablanca’s reasonable, documented out-of-pocket costs, fees and expenses incurred in connection with the proxy solicitation efforts undertaken by Casablanca at the Company’s 2014 annual meeting, up to a maximum amount of $2.55 million.
Under the terms of the Agreement, Casablanca agreed that, until the earlier of (1) the day following the Company’s 2016 annual meeting or (2) 14 days after the Company receives notice of a material breach by the Company of any obligation under the Agreement which has not been cured (or if such material breach cannot be cured, the date on which the Company receives such notice) (the date on which such period ends, the “Termination Date”), neither Casablanca nor any of its affiliates will, among other things and subject to certain exceptions: (a) solicit proxies or written consents of shareholders; (b) encourage, advise or influence any person with respect to the giving or withholding of any proxy, consent or other authority to vote; (c) form or participate in a group with respect to the Company’s common stock; (d) present at any annual or special meeting of the Company’s shareholders or through action by written consent any proposal for action by shareholders or seek the removal of any member of the Company’s Board of Directors (the “Board”) or propose any nominee for election to the Board or seek representation on the Board; (e) grant any proxy, consent or other authority to vote with respect to any matters or deposit any of the Company’s securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect; (f) make any request for stocklist materials or other books and records of the Company; (g) without prior Board approval, propose or participate in any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company; (h) acquire beneficial ownership of more than 20% of the Company’s voting securities; or (i) enter into any negotiations, agreements, arrangements or understandings regarding the foregoing.
In addition, until the Termination Date, Casablanca has agreed to cause all shares of the Company’s common stock beneficially owned by it, directly or indirectly, to be present at any shareholders meeting of the Company and voted in favor of all directors nominated by the Board and in accordance with the Board’s recommendation on any shareholders proposals or other business, subject to certain limited exceptions.
The Company and Casablanca each agreed to provide general releases with respect to events and actions occurring prior to the date of the Agreement. The Company and Casablanca also agreed to mutual non-disparagement provisions during the term of, and subject to the conditions specified in, the Agreement.
The Agreement was approved by the Board, with Mr. Douglas Taylor, the Chief Executive Officer of Casablanca, not participating in the vote. Mr. Taylor is the only member of the Board affiliated with Casablanca and no other member of the Board is entitled to receive any compensation from, or is employed by or affiliated with, Casablanca. The current Board (other than Mr. Taylor) is independent of Casablanca and, as a result of the standstill commitments, Casablanca will not be able to control or seek control of the Board during the term of the Agreement.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description
99.1	Agreement between Cliffs Natural Resources Inc. and Casablanca Capital LP, dated October 7, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

Date:	October 14, 2014	By:	/s/ James D. Graham
Name: James D. Graham
Title: Vice President, Chief Legal Officer & Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Agreement between Cliffs Natural Resources Inc. and Casablanca Capital LP, dated October 7, 2014